EXHIBIT 10.1

EXCLUSIVE INTELLECTUAL PROPERTY LICENSE AGREEMENT

between

ESG CLEAN ENERGY, LLC

and

VIKING ENERGY GROUP, INC

(August 18, 2021)

TABLE OF CONTENTS

Preamble	1
Recitals	1
1. Definitions.	1
2. Grant of Rights.	6
3. Consideration for Grant of Rights and Payment Terms.	7
4. Payments	10
5. Reports and Records.	11
6. Patent Prosecution.	12
7. Infringement.	13
8. Indemnification and Insurance.	14
9. Representations and Warranties.	16
10. Assignment.	16
11. Confidentiality	17
12. General Compliance with Laws	18
13. Termination.	19
14. Dispute Resolution.	20
15. Miscellaneous.	21
Signature Page	25
Appendix A: Patent Portfolio	26
Appendix B: Initial ESG Projects	27

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PREAMBLE.

This Intellectual Property License Agreement (“Agreement”), is entered into as of August 18, 2021 (“Effective Date”) between ESG Clean Energy, LLC, a Delaware USA limited liability company, having an address of 1111 Elm Street, Suite 38, West Springfield, MA 01089 (“ESG”), and Viking Energy Group, Inc., a Nevada USA corporation, having an address of 15915 Katy Freeway, Suite 450, Houston, TX 77094 (“Viking”), wherein ESG and Viking are each a “Party” and together, the “Parties”.

RECITALS.

WHEREAS, ESG is the owner of certain Patent Rights and know how (as defined in Section 1.1) relating to generator technologies and methods, including methods to utilize heat and capture carbon dioxide and has the right to grant licenses under said Patent Rights and know how;

WHEREAS, Viking desires to obtain from ESG, and ESG wishes to grant to Viking, a license to the Patent Rights and know how, under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, promises and covenants made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ESG and Viking hereby act and agree as follows:

1. DEFINITIONS.

1.1 Definitions. In addition to other terms specifically defined elsewhere in this Agreement, where capitalized, the following words and phrases shall be defined as follows:

“Affiliate” means, with respect to a Party, any other Person that controls, is controlled by or is under common control with such Party, whether directly or indirectly through one or more intermediaries.

“Agreement” has the meaning set forth in the preamble.

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“Commercialize” means to sell or otherwise engage in any activity that results or will result, directly or indirectly, in the payment of or duty to pay or furnish monies, cash equivalent or other consideration in respect of any “Licensed Product” (as defined in this Definitions section) sold. “Commercializing”, “Commercialization” and “Commercialization Efforts” shall have correlative meanings thereto.

“Confidential Information” means, with respect to a Disclosing Party, all information of any kind whatsoever (including compilations, data, materials, drawings, formulae, models, patent disclosures, inventions, procedures, processes, financial projections, market projections, protocols, results of experimentation and testing, product samples, specifications, strategies, know-how and techniques), and all tangible and intangible embodiments thereof of any kind whatsoever (including apparatus, compositions, documents, drawings, machinery, unpublished patent applications, records, reports), which are marked or otherwise identified as “confidential” at the time of disclosure to the Receiving Party or that, due to the nature of their subject matter or circumstances surrounding their disclosure, would reasonably be understood to be confidential or proprietary. Confidential Information includes the terms and existence of this Agreement. Notwithstanding the foregoing, information shall not be considered Confidential Information if the Receiving Party establishes such information: (a) has been publicly known prior to disclosure by the Disclosing Party; (b) has become publicly known, without fault of the Receiving Party, subsequent to the disclosure of such information by the Disclosing Party; (c) has been received by the Receiving Party at any time, from a source other than the Disclosing Party, and such source rightfully has possession of and the right to disclose such information to the Receiving Party; (d) is otherwise known by the Receiving Party prior to the disclosure of such information by the Disclosing Party; or (e) has been independently developed by or on behalf of Representatives of the Receiving Party without access to or use of such information disclosed by the Disclosing Party.

“Disclosing Party” has the meaning set forth in Section 11 of this Agreement.

“Effective Date” has the meaning set forth in the preamble.

“Field” means the stationary electric power generation market. For the avoidance of doubt, the Field shall not include the generation of electric power for the movement of mobile vehicles in the mobile vehicle market, wherein mobile vehicles include cars, trucks, off-road vehicles, tractors, motorcycles, planes, trains, ships or other such mobile vehicles.

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“Governmental Authority” means any federation, nation, state, sovereign or government, any federal, supranational, regional, state or local political subdivision, any governmental or administrative body, instrumentality, department or agency or any court, administrative hearing body, commission or other similar dispute resolving panel or body, and any other entity exercising executive, legislative, judicial, regulatory or administrative functions of a government.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Licensed Product” means any product, process or method that, in whole or in part, absent the license granted hereunder, would infringe one or more claims of the Patent Rights. For the avoidance of doubt, the Parties acknowledge and agree that Licensed Product further includes equipment used to construct any facility which would result in an otherwise infringing product or process, as well as any commodity or product made from the utilization of such product, process or method and also includes any electric energy, power, capacity or other electrical resources provided or generated from the utilization of such product, process or method.

“Licensed Know How” means certain technical information and know how that is not generally known in the relevant industry or which affords a possessor of the information a commercial or business advantage, which is owned or licensed by ESG, and relates to or is useful in the manufacture or use of a Licensed Product.

“Net Revenue” means the sum of all amounts billed by Viking and its Affiliates on account of sales, manufacture or use of the Licensed Products, less the following:

(i) customary trade, quantity, or cash discounts to the extent actually allowed and taken;

(ii) amounts repaid or credited by reason of rejection or return;

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(iii) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Licensed Product which is paid by or on behalf of Viking; and

(iv) outbound transportation costs prepaid or allowed and costs of insurance in transit.

No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by Viking or its Affiliates and on their respective payrolls, or for cost of collections. Net Revenue shall occur on the date of billing for a Licensed Product. If a Licensed Product is distributed at a discounted price that is substantially lower than the customary price charged by Viking or its Affiliates, or distributed for non-cash consideration (whether or not at a discount), Net Revenue shall be calculated based on the non-discounted amount of the Licensed Product charged to an independent third party during the same Reporting Period or, in the absence of such sales, on the fair market value of the Licensed Product.

Non-monetary consideration shall not be accepted by Viking or any Affiliate for any Licensed Product without the prior written consent of ESG.

“Patent Rights” means any and all, past and future, patents and patent applications related to the Field that are owned by, will be owned by, licensed to, and will be licensed to ESG during the term of this Agreement, which are further defined, but not limited, as:

(a) the United States and international patents listed on Appendix A;

(b) the United States and international patent applications listed on Appendix A and the resulting patents;

(c) any divisionals, continuations, continuation-in-part applications, and continued prosecution applications (and their relevant international equivalents) of the patent applications listed on Appendix A;

(d) any patents resulting from reissues, reexaminations, or extensions (and their relevant international equivalents) of the patents described in (a), (b), and (c) above; and

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(e) any United States and international patent applications filed after the Effective Date and the relevant United States and international equivalents to divisionals, continuations, continuation-in-part applications, and continued prosecution applications of the patent applications to the extent the claims are directed to subject matter specifically described in the patents or patent applications referred to in (a), (b), (c), and (d) above, and the resulting patents.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, Government Authority firm, association or other entity.

“Receiving Party” has the meaning set forth in Section 11 of this Agreement.

“Reporting Period” shall begin on the first day of each calendar quarter and end on the last day of such calendar quarter.

“Term” means the term of this Agreement, which shall commence on the Effective Date and shall remain in effect until the expiration or abandonment of all issued patents and filed patent applications within the Patent Rights, unless earlier terminated in accordance with the provisions of this Agreement.

“Exclusive Territory” means the country of Canada.

“Non-Exclusive Territory” means up to 25 sites in the United States that are operated by Viking or Viking Affiliates, or in respect of which Viking or a Viking Affiliate is a partner or joint venture party.

1.2 Interpretation. The captions or headings in this Agreement are strictly for convenience and shall not be considered in interpreting this Agreement. Words in this Agreement that import the singular connotation shall be interpreted as plural, and words that import the plural connotation shall be interpreted as singular, as the identity of the Parties or objects referred to may require. The words “include”, “includes”, and “including” mean include, includes, and including “without limitation”. The words “hereof”, “herein”, and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement. Except as the context otherwise indicates, all references to “Appendixes” and “Sections” refer to Appendixes and Sections of this Agreement.

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2. GRANT OF RIGHTS.

2.1 License Grant to Patent Rights. Subject to the terms of this Agreement, ESG hereby irrevocably grants to Viking and its Affiliates for the Term a royalty-bearing exclusive license to the Patent Rights to make, use, and/or sell Licensed Products in the Field in the Exclusive Territory.

Subject to the terms of this Agreement, ESG hereby also irrevocably grants to Viking and its Affiliates for the Term a royalty-bearing non-exclusive license to the Patent Rights to make use, and/or sell Licensed Products in the Field in the Non-Exclusive Territory.

For the avoidance of doubt, Viking and its Affiliates shall be permitted to make, use and/or sell Licensed Products in all of their existing and future business activities for the Term of this Agreement in the Field in the Exclusive Territory and Non-Exclusive Territory, including, relating to: (i) the production and sale of natural gas: (ii) the generation and sale of electricity; (iii) the design, manufacture, sale and/or service of power generation and industrial engine equipment; and (iv) the production, sale and/or distribution of any commodities or products made through the utilization of the Licensed Products.

2.2 License Grant to Licensed Know How. Subject to the terms of this Agreement, ESG hereby irrevocably grants to Viking and its Affiliates for the Term a royalty-bearing license to confidentially practice the Licensed Know How provided by ESG to Viking for Viking to make, use and/or sell Licensed Products in the Field in the Exclusive Territory and in the Non-Exclusive Territory.

2.3 License Grant to Use Copyrightable Materials. Subject to the terms of this Agreement, ESG hereby grants to Viking and its Affiliates for the Term a non-royalty-bearing, non-exclusive license to copy and distribute materials owned by ESG, whether such materials are protected by copyrights of ESG or not.

2.4 No Right to Sublicense or Sell. Neither Viking nor its Affiliates shall have the right to enter into sublicensing agreements to practice the rights granted in any of Sections 2.1, 2.2 and 2.3 or transfer any of the rights granted in any of Sections 2.1, 2.2 and 2.3 without ESG’s prior written consent.

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2.5 No Additional Rights. Nothing in this Agreement shall be construed to confer any further rights upon Viking or its Affiliates by implication, estoppel, or otherwise as to any technology, field or patent rights of ESG or any other entity other than the Patent Rights in the Field in the Territory.

2.6 Demonstration of ESG’s Exclusive License with Scuderi Group and Right to Grant Licenses in this Agreement. ESG shall provide necessary documentation to Viking which demonstrates ESG’s right to grant the licenses in this Section 2 of this Agreement. For the avoidance of doubt, ESG shall provide necessary documentation that verifies the terms and conditions of ESG’s exclusive license with the Scuderi Group, Inc., a Delaware USA corporation, having an address of 1111 Elm Street, Suite 33, West Springfield, MA 01089 USA (“Scuderi Group”), and that nothing within ESG’s exclusive license with the Scuderi Group is inconsistent with the terms of this Agreement.

3. CONSIDERATION FOR GRANT OF RIGHTS AND PAYMENT TERMS.

In consideration for the obligations and licenses granted by ESG to Viking in Section 2 of this Agreement, Viking will pay ESG the following:

3.1. Up-Font Fee. Viking shall pay to ESG a fee equal to five million U.S. dollars (“$5,000,000”), which shall be payable as follows:

(a) A first amount of $1,500,000 within 10 days of the Effective Date of this Agreement.

(b) A second amount of $1,500,000 on or before January 31, 2022. ESG may elect at any time prior to payment of this second amount to receive all or a portion of this fee in common stock of Viking based on the price of Vikings common stock on the Effective Date of this Agreement. If such Election is made, Viking will issue the common stock with a standard restrictive legend (restricting transfer of the securities unless the securities have been registered pursuant to the Securities Act of 1933, as amended, or a valid exemption from such registrations requirements is available therefrom), dated as of the date of the scheduled payment.

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(c) A third amount of $2,000,000 on or before April 30, 2022. ESG may elect at any time prior to payment of this third amount to receive all or a portion of this fee in common stock of Viking based on the price of Vikings common stock on the Effective Date of this Agreement. If such Election is made, Viking will issue the common stock with a standard restrictive legend (restricting transfer of the securities unless the securities have been registered pursuant to the Securities Act of 1933, as amended, or a valid exemption from such registrations requirements is available therefrom), dated as of the date of the scheduled payment.

3.2 Running Royalties. Subject to Section 3.3 below, Viking shall pay to ESG a running royalty of not more than fifteen percent (15%) of Net Revenue by Viking or its Affiliates for any sale, manufacture or use of Licensed Products. Running royalties shall be payable for each Reporting Period and shall be due to ESG within sixty (60) days of the end of each Reporting Period.

For the avoidance of doubt and consistent with the definition of “Licensed Products” and “Net Revenue” in Section 1 of this Agreement, any sale by Viking or its Affiliates based on any electric energy, power, capacity or other electrical resources provided or generated from a Licensed Product, or based on any commodity or product made through the utilization of a Licensed Product, shall be included in the calculation of Net Revenue and subject to the running royalty of this Section 3.2.

3.3 Adjustment of Royalties. The Parties agree to use best efforts to work collaboratively on establishing realistic cashflow models based on actual results of initial ESG Projects, and to adjust the royalty rate downward from fifteen percent (15%) based on those cashflow models, if necessary. ESG will provide detailed data from its own “Initial ESG Projects” listed in Appendix B of this Agreement, in order to better calculate those cashflow models.

If the Parties cannot agree on a running royalty rate within 60 days of ESG providing the detailed data from its Initial ESG Projects to Viking, the Parties agree to utilize the dispute resolution procedures set forth in Section 14 of this Agreement to resolve and establish a binding running royalty rate.

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3.4 No Multiple Royalties. If the manufacture, use, lease, or sale of any Licensed Product is covered by more than one of the Patent Rights or Know How, multiple royalties shall not be due.

3.5 Minimum Payment Requirements by Viking to Maintain its Exclusive License in the Exclusive License Territory. In order to maintain the exclusivity of the license granted in Section 2.1, Viking and its Affiliates shall meet the following minimum payment requirements (the “Minimum Payments”):

(a) Within two (2) years from the date of which ESG begins capturing carbon dioxide and selling for commercial purposes one or more commodities from a system installed and operated by ESG using Licensed Products (the “Trigger Date”), Viking and its Affiliates shall make the following Minimum Payments:

Years from the Trigger Date:	Minimum Payments for that Year
Year two (2)	$500,000
Year three (3)	$750,000
Year four (4)	$1,250,000
Year five (5)	$1,750,000
Year six (6)	$2,250,000
Year seven (7)	$2,750,000
Year eight (8)	$3,250,000

(b) From year nine (9) from the Trigger Date till the end of the Term, the Minimum Payments will continue at $3,250,000 per year.

(c) If the royalty rate is adjusted downward from the maximum of fifteen (15%) in accordance with section 3.3, then the Minimum Payments for any given year from the Trigger Date shall also be adjusted downward proportionally.

For the avoidance of doubt, if for example, the royalty rate is adjusted prior to the Trigger Date down to 10%, then the Minimum Payment for year 2 will be adjusted down to $333,333 as follows: $500,000 * (10/15) = $333,333. All other Minimum Payments for any given year will be adjusted proportionally downward in the same way.

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(d) Viking’s payment of the Minimum Payments to ESG shall maintain Viking’s exclusivity in the Exclusive Territory, regardless of the amount of revenue and/or royalties that are being generated from the Exclusive Territory at any given year. Failure to make the Minimum Payments to ESG as required herein shall result in the license granted to Viking pursuant to Section 2.1 to become non-exclusive, but such failure shall not result in the termination of such license.

(e) ESG may, in its sole discretion, elect to defer or waive any Minimum Payment for any given year. ESG’s deferral or waiver of a Minimum Payment for a given year shall not relieve or modify Viking’s obligation to make Minimum Payments for any other year.

3.6 Obligation of Viking to Engage ESG for Assistance with Installation and Operation. Viking will engage ESG, on an as needed basis and at a reasonable cost, to install and commission applicable equipment and systems associated with the Licensed Products. ESG will share with Viking as part of such cost, such management and administrative systems, methods, techniques and otherwise Licensed Know How necessary to operate the equipment or systems, as applicable.

4. PAYMENTS.

4.1 Method of Payment. All payments under this Agreement should be made payable to “ESG Clean Energy, LLC” and sent to the address identified in Section 15. Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.

4.2 Payments in U.S. Dollars. All payments due under this Agreement shall be drawn on a United States bank and shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter of the applicable Reporting Period. Such payments shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of Net Revenue.

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4.3 Late Payments. Any payments by Viking that are not paid within thirty (30) days such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two percentage points above the Prime Rate of interest as reported in the Wall Street Journal on the date thirty (30) days after payment was originally due.

5. REPORTS AND RECORDS.

5.1 Frequency of Reports. Viking shall deliver reports to ESG within sixty (60) days of the end of each Reporting Period, containing information concerning the immediately preceding Reporting Period, as further described in Section 5.2.

5.2 Content of Reports and Payments. Each report delivered by Viking to ESG shall contain at least the following information for the immediately preceding Reporting Period:

(i) the number of Licensed Products sold by Viking and its Affiliates to independent third parties in each country, and, if applicable, the number of Licensed Products used by Viking and its Affiliates in the provision of services in each country;

(ii) the gross price charged by Viking and its Affiliates for each Licensed Product and, if applicable, the gross price charged for each Licensed Product used to provide services in each country;

(iii) calculation of Net Revenue for the applicable Reporting Period in each country, including a listing of applicable deductions; and

(iv) total royalty payable on Net Revenue in U.S. dollars, together with the exchange rates used for conversion.

If no amounts are due to ESG for any Reporting Period, the report shall so state.

5.3 Financial Statements. On or before the ninety first (91st) day following the close of Viking’s fiscal year, Viking shall provide ESG with Viking’s financial statements for the preceding fiscal year including, at a minimum, a balance sheet and an income statement, certified by Viking’s treasurer or chief financial officer or by an independent auditor.

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5.4 Records. Viking shall maintain, and shall cause its Affiliates to maintain, complete and accurate records relating to the rights and obligations under this Agreement and any amounts payable to ESG in relation to this Agreement, which records shall contain sufficient information to permit ESG to confirm the accuracy of any reports delivered to ESG and compliance in other respects with this Agreement. The relevant Party shall retain such records for at least five (5) years following the end of the calendar year to which they pertain.

5.5 Audit Rights. Not more than once per year during the Term of this Agreement, and upon thirty (30) calendar days written notice to Viking, ESG may conduct or otherwise order an audit of Viking’s and its Affiliates’ records that relate directly to the calculation of Net Revenue and Royalty payment to monitor compliance of Viking’s obligations as set forth in Section 3 of this Agreement.

For purposes of conducting the audit ESG, or ESG’s appointed agents, shall have the right, at ESG’s expense, to inspect such records as set forth in Section 5.4 during normal business hours to verify any reports and payments made or compliance in other respects under this Agreement. In the event that any audit performed under this Section reveals an underpayment in excess of ten percent (10%), Viking shall bear the full cost of such audit and shall remit any amounts due to ESG within thirty (30) days of receiving notice thereof from ESG.

6. PATENT PROSECUTION.

6.1 ESG’s Sole Discretion to Prosecute Patent Rights. ESG shall, in its sole discretion, apply for, seek issuance of, maintain, or abandon the Patent Rights during the term of this Agreement.

6.2 Notification of Decision to Abandon. If ESG shall decide to abandon any issued patent or other portion of the Patent Rights, then ESG shall promptly notify Viking of such decision at least 30 days prior to the issued patent going abandoned. ESG shall not abandon any issued patent or other portion of the Patent Rights without a reasonable belief that such abandonment shall not prevent Viking’s ability to make use, and/or sell Licensed Products in the Field.

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6.3 Viking May Elect to Prevent Abandonment. Upon notification by ESG of the decision to abandon an issued patent pursuant to Section 6.2 of this Agreement, Viking may elect, in its sole discretion and at Viking’s sole expense, to pay any fees required to prevent such abandonment.

6.4 Viking’s Patent Prosecution Rights Upon Cessation of Business of ESG. Notwithstanding Sections 6.1, 6.2 and 6.3, if ESG ceases to carry on its business related to this Agreement, Viking, at its expense, shall have the right, but shall not be obligated, to apply for, seek issuance of, maintain, or abandon the Patent Rights during the term of this Agreement.

7. INFRINGEMENT.

7.1 Notification of Infringement. Viking shall inform ESG promptly in writing of any alleged infringement of the Patent Rights by a third party and of any available evidence thereof.

7.2 Right to Prosecute. ESG shall have the right, but shall not be obligated, to prosecute at its own expense all infringements of the Patent Rights and, in furtherance of such right, Viking hereby agrees that ESG may include Viking as a party plaintiff in any such suit, without expense to Viking. The total cost of any such infringement action commenced or defended solely by ESG shall be borne by ESG and ESG shall keep any recovery or damages derived therefrom, whether compensatory for past infringement or punitive.

7.3 Cooperation of Viking in an Infringement Suit. In any infringement suit which ESG may institute to enforce the Patent Rights pursuant to this Agreement, Viking shall, at ESG’s expense, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

7.4 Viking May Elect to Prosecute an Infringement if ESG Does Not. If ESG is notified of an alleged infringement of the Patent Rights by Viking pursuant to Section 7.1 of this Agreement and decides not to prosecute such alleged infringement, then ESG shall promptly notify Viking of such decision. Upon such notification, Viking may elect, in its sole discretion and at its sole expense, to prosecute such infringement. At Viking’s expense, Viking shall make ESG, and ESG shall agree to be made, a plaintiff to any case of such infringement that Viking elects to prosecute in order for Viking to have legal standing in the case.

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7.5 Cooperation of ESG in an Infringement Suit. In any infringement suit which Viking may institute to enforce the Patent Rights pursuant to Section 7.4 of this Agreement, ESG shall, at Viking’s expense, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

7.6 Viking Shall Not Attempt to Invalidate the Patent Rights. Viking or its Affiliates shall not attempt either directly or indirectly to challenge, contest restrict and/or invalidate any of the Patent Rights or take any action in derogation of the Patent Rights.

7.7 Viking’s Infringement Rights Upon Cessation of Business of ESG. Notwithstanding Sections 7.1, 7.2, 7.3, 7.4 and 7.5, if ESG ceases to carry on its business related to this Agreement, Viking shall have the right, but shall not be obligated, to prosecute at its own expense all infringements of the Patent Rights.

8. INDEMNIFICATION AND INSURANCE.

8.1 Indemnification.

(a) Indemnity. Viking shall indemnify, defend, and hold harmless ESG and its officers, directors, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) arising from the improper manufacture, sale or use of the Licensed Products by Viking or its Affiliates.

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(b) Procedures. The Indemnitees agree to provide Viking with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. Viking agrees, at its own expense, to provide attorneys reasonably acceptable to ESG to defend against any such claim. The Indemnitees shall cooperate fully with Viking in such defense and will permit Viking to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of Viking, if representation of such Indemnitee by the counsel retained by Viking would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. Viking agrees to keep ESG informed of the progress in the defense and disposition of such claim and to consult with ESG with regard to any proposed settlement.

8.2 Insurance. As soon as Viking begins to use any of the Licensed Products Viking shall obtain and carry in full force and effect commercial general liability insurance, including product liability and errors and omissions insurance which shall protect ESG and Indemnitees with respect to events covered by Section 8.1(a) above. Such insurance (i) shall be issued by an insurer licensed to practice in the Commonwealth of Massachusetts or an insurer pre-approved by ESG, such approval not to be unreasonably withheld, (ii) shall list ESG as an additional insured thereunder, (iii) shall be endorsed to include product liability coverage, and (iv) shall require thirty (30) days written notice to be given to ESG prior to any cancellation or material change thereof. The limits of such insurance shall not be less than One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for bodily injury including death; One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for property damage; and One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for errors and omissions. In the alternative, Viking may self-insure subject to prior approval of ESG. Viking shall provide ESG with Certificates of Insurance evidencing compliance with this Section. Viking shall continue to maintain such insurance or self-insurance after the expiration or termination of this Agreement during any period in which Viking or any Affiliate continues to make, use, and/or sell a product, or other perform a process, that was a Licensed Product under this Agreement, and thereafter for a period of five (5) years.

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9. REPRESENTATIONS AND WARRANTIES.

9.1 Representations and Warranties. ESG warrants that it has made no outstanding assignments, grants, licenses, encumbrances, obligations, or agreements, either written, oral, or implied, inconsistent with this Agreement. ESG represents and warrants that it has the right to license the Patent Rights and Know-How under the terms of this Agreement and, to the best of ESG’s knowledge, the license and/or exploitation of the Patent Rights or any Licensed Product will not infringe any patents or other intellectual property rights not explicitly licensed herein

9.2 NO ADDITIONAL REPRESENTATIONS AND WARRANTIES. ESG MAKES NO ADDITIONAL REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE PATENT RIGHTS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. Specifically, and not to limit the foregoing, ESG makes no warranty or representation (i) regarding the validity or scope of the Patent Rights, and (ii) that the exploitation of the Patent Rights or any Licensed Product will not infringe any patents or other intellectual property rights not explicitly licensed herein, except as warranted in section 9.1 herein.

IN NO EVENT SHALL ESG, ITS OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER ESG SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

10. ASSIGNMENT.

This Agreement is personal to Viking and no rights or obligations may be assigned by Viking without the prior written consent of ESG. This Agreement shall terminate immediately, with or without written notice to Viking, upon a purchase of a majority of Viking’s outstanding voting securities in a single transaction by a third party without ESG’s prior written consent.

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11. CONFIDENTIALITY

11.1 Confidentiality Obligations. Each Party (the “Receiving Party”) acknowledges that, in connection with this Agreement, it will gain access to Confidential Information of the other Party (the “Disclosing Party”). As a condition of receiving Confidential Information, the Receiving Party shall, during the Term and for three (3) years thereafter:

(a) not use or reproduce the Disclosing Party’s Confidential Information other than as necessary to exercise its rights and perform its obligations under this Agreement;

(b) maintain the Disclosing Party’s Confidential Information in strict confidence and, subject to Section 10.2, not disclose the Disclosing Party’s Confidential Information without the Disclosing Party’s prior written consent; provided, however, that the Receiving Party may disclose the Confidential Information to its Representatives who:

(i) have a need to know the Confidential Information for purposes of the Receiving Party’s performance, or the exercise of its rights, under this Agreement;

(ii) have been apprised of this restriction; and

(iii) are themselves bound by written nondisclosure agreements, or are otherwise subject to nondisclosure obligations, at least as restrictive as those set forth in this Section 10.1; provided, further, that the Receiving Party shall be responsible for ensuring its Representatives’ compliance with, and shall be liable for any breach by its Representatives of, this Section 11.1.

The Receiving Party shall use reasonable care (which shall be at least as protective as the efforts it uses for its own Confidential Information of like nature) to safeguard the Disclosing Party’s Confidential Information from use or disclosure other than as permitted herein.

Notwithstanding anything to the contrary herein, the Parties agree that Viking shall be permitted to describe the terms of this Agreement and file a copy of it with the United States Securities and Exchange Commission as required by the Securities Exchange Act of 1934, as amended, and the relevant rules promulgated thereunder.

11.2 Exceptions. If the Receiving Party becomes legally compelled by any Governmental Authority to disclose any Confidential Information, the Receiving Party shall:

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(a) provide prompt written notice to the Disclosing Party so that the Disclosing Party may seek a protective order or other appropriate remedy or waive its rights under this Section 11;

(b) work with the Disclosing Party in an effort to seek an appropriate protective order or other remedy to prevent or limit public disclosure of such Confidential Information; and

(c) disclose only the portion of Confidential Information that it is legally required to furnish.

11.3 Equitable Remedies. Each Party acknowledges and agrees that, due to the proprietary and competitively sensitive nature of the other Party’s Confidential Information, the Disclosing Party may be irreparably harmed in the event of any breach, or threatened breach, of the provisions of this Section 10 and that monetary damages may not constitute a sufficient remedy as a result thereof. Accordingly, each Party agrees that in the event of any such breach or threatened breach of this Section 10, the Disclosing Party, in addition to any other remedies it may have at law or in equity, shall be entitled to seek equitable relief, including injunctive relief or specific performance or both in any court of competent jurisdiction.

12. GENERAL COMPLIANCE WITH LAWS

12.1 Compliance with Laws. Viking shall use reasonable commercial efforts to comply with all commercially material local, state, federal, and international laws and regulations relating to the manufacture, use, and sale of Licensed Products.

12.2 Export Control. Viking and its Affiliates shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. Viking hereby gives written assurance that it will comply with, and will cause its Affiliates to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates, and that it will indemnify, defend, and hold ESG harmless (in accordance with Section 8.1) for the consequences of any such violation.

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12.3 Non-Use of Name Without Prior Written Consent. Neither Viking nor its Affiliates shall use the name of “ESG Clean Energy, LLC.” or any variation, adaptation, or abbreviation thereof, or of any of its directors, officers, employees, or agents, or any trademark owned by ESG, or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of ESG. The foregoing notwithstanding, without the consent of ESG, Viking may state that it is exclusively licensed by ESG under one or more of the patents and/or patent applications comprising the Patent Rights.

12.4 Marking of Licensed Products. To the extent commercially feasible and consistent with prevailing business practices, Viking shall mark, and shall cause its Affiliates to mark, all Licensed Products that are manufactured or sold under this Agreement with the number of each issued patent under the Patent Rights that applies to such Licensed Product. Such marking of Licensed Products shall be done in accordance with 35 U.S.C. § 287, titled: “Limitation on damages and other remedies; marking and notice.”

13. TERMINATION.

13.1 Voluntary Termination by Viking. Viking shall have the right to terminate this Agreement, for any reason, (i) upon at least six (6) months prior written notice to ESG, such notice to state the date at least six (6) months in the future upon which termination is to be effective, and (ii) upon payment of all amounts due to ESG through such termination effective date.

13.2 Cessation of Business of Viking. If Viking ceases to carry on its business related to this Agreement, ESG shall have the right to terminate this Agreement immediately upon written notice to Viking.

13.3 Termination for Default, Material Breach.

Material Breach. In the event Viking commits a material breach of its obligations under this Agreement and fails to cure that breach within sixty (60) days after receiving written notice thereof, ESG may terminate this Agreement immediately upon written notice to Viking. For the avoidance of doubt, Viking’s failure to pay any amounts due and payable to ESG hereunder is a material breach of this Agreement.

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13.4 Effect of Termination.

(a) Survival. The following provisions shall survive the expiration or termination of this Agreement: Sections 1, 8, 9, 11, 14 and 15, and Sections 5.2 (obligation to provide final report and payment), 5.4, and 13.4.

(b) Pre-termination Obligations. In no event shall termination of this Agreement release Viking or its Affiliates from the obligation to pay any amounts that became due on or before the effective date of termination.

(c) Post-termination Obligation to Stop Making, Using and/or Selling Licensed Products. In the event of termination of this Agreement, Viking must immediately stop any use, manufacture or sales of Licensed Products.

14. DISPUTE RESOLUTION.

14.1 Mandatory Procedures. The Parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Section, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. If either Party fails to observe the procedures of this Section, as may be modified by their written agreement, the other Party may bring an action for specific performance of these procedures in any court of competent jurisdiction.

14.2 Equitable Remedies. Although the procedures specified in this Section are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, either Party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

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14.3 Dispute Resolution Procedures.

(a) Mediation. In the event any dispute arising out of or relating to this Agreement remains unresolved within sixty (60) days from the date the affected Party informed the other Party of such dispute, either Party may initiate mediation upon written notice to the other Party (“Notice Date”), whereupon both Parties shall be obligated to engage in a mediation proceeding under the then current Center for Public Resources (“CPR”) Model Procedure for Mediation of Business Disputes (http://www.cpradr.org), except that specific provisions of this Section shall override inconsistent provisions of the CPR Model Procedure. The mediator will be selected from the CPR Panels of Distinguished Neutrals. If the Parties cannot agree upon the selection of a mediator within fifteen (15) business days after the Notice Date, then upon the request of either Party, the CPR shall appoint the mediator. The Parties shall attempt to resolve the dispute through mediation until the first of the following occurs: (i) the Parties reach a written settlement; (ii) the mediator notifies the Parties in writing that they have reached an impasse; (iii) the Parties agree in writing that they have reached an impasse; or (iv) the Parties have not reached a settlement within sixty (60) days after the Notice Date. The Parties agree that any dispute resolution that occurs in conjunction with this Section will occur exclusively in Springfield, Massachusetts, U.S.A., unless otherwise agreed to by both Parties.

14.4 Performance to Continue. Each Party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a Party may suspend performance of its undisputed obligations during any period in which the other Party fails or refuses to perform its undisputed obligations. Nothing in this Section is intended to relieve Viking from its obligation to make undisputed payments pursuant to Section 3 of this Agreement.

14.5 Statute of Limitations. The Parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Sections 14.3(a) are pending. The Parties shall cooperate in taking any actions necessary to achieve this result.

15. MISCELLANEOUS.

15.1 Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses of the Parties:

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If to ESG:	ESG Clean Energy, LLC 1111 Elm Street, Suite 38 West Springfield, MA 01089 USA Attention: Nicholas Scuderi, President

If to Viking:	Viking Energy Group, Inc. 15915 Katy Freeway, Suite 450 Houston, TX 77094 USA Attention: James A. Doris, CEO

The Parties shall each appoint a point person that is responsible for receiving and sending all communications and notices between Viking and ESG regarding this Agreement. A Party may change its point person immediately upon written notice to the other Party in the manner provided. For ESG, the initial point person shall be Nicholas Scuderi, President of ESG. For Viking, the initial point person shall be James A. Doris, CEO of Viking.

All notices under this Agreement shall be deemed effective upon receipt. A Party may change its contact information immediately upon written notice to the other Party in the manner provided in this Section.

15.2 Governing Law. This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., without regard to conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

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15.3 Venue. The Parties agree that any litigation will be subject to the exclusive jurisdiction and venue of the state and federal courts sitting in Springfield, Massachusetts, U.S.A., and the Parties hereby submit to the personal and exclusive jurisdiction and venue of these courts.

15.4 Force Majeure. Neither Party will be responsible for delays resulting from causes beyond the reasonable control of such Party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

15.5 Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both Parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

15.6 Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the Parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.

15.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

15.8 Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

15.9 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior agreements or understandings between the Parties relating to its subject matter.

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[REMAINDER OF THIS PAGE INTENTIALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives which shall be effective as of the Effective Date.

ESG Clean Energy, LLC		Viking Energy Group, Inc.

By:	/s/ Nicholas Scuderi	By:	/s/ James A. Doris
	Name: Nicholas Scuderi		Name: James A. Doris
	Title: President		Title: CEO
	I have the authority to bind the company.		I have the authority to bind the company.

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APPENDIX A

[Omitted pursuant to Item 601(b)(2) of Regulation S-K]

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APPENDIX B

INITIAL ESG PROJECTS

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